EXHIBIT 20.4

                       EQUIPMENT LOAN AGREEMENT

                              (Funding)

   THIS EQUIPMENT LOAN AGREEMENT (this "Agreement") is made as of April 21,2000, by and between FFCA FUNDING CORPORATION, a Delaware corporation ("FFCA"), whose address is 17207 North Perimeter Drive, Scottsdale, Arizona 852550, and UNI-MARTS, a Delaware corporation ("Debtor"), whose address is 477 East Beaver Avenue, State College, Pennsylvania 16801-5690.

                        PRELIMINARY STATEMENT:

    Unless otherwise expressly provided herein, all defined terms used in this Agreement shall have the meanings set forth in Section
1. Debtor has requested from FFCA, and applied for the Equipment Loan to provide long-term financing for the Equipment, and for no other purpose whatsoever. The Equipment Loan will be evidenced by the Equipment Note and secured by a first priority security interest in the Equipment pursuant to an Equipment Security Agreement and UCC-1 Financing Statements. FFCA has committed to make the Equipment Loan pursuant to the terms and conditions of the Commitment, this Agreement and the other Loan Documents.

                              AGREEMENT:

     In consideration of the mutual covenants and provisions of this Agreement, the parties agree as follows:

     1. DEFINITIONS. The following terms shall have the following meanings for all purposes of this Agreement:

     "Action" has the meaning set forth in Section 10.A(4).

     "Additional Collateral" means Debtor's leasehold interest and fee simple title in the parcel of real estate described in Exhibit C attached hereto, all rights, privileges and appurtenances associated therewith, and all buildings, fixtures and other improvements now or hereafter located thereon (whether or not affixed to the real estate).

     "Additional Collateral Lease" means that certain Lease on Exhibit C attached hereto pursuant to which Debtor, as lessee, leases a portion of the Additional Collateral.

     "Additional Collateral Mortgage" means the Mortgage dated as of the date of this Agreement to be executed by Debtor for the benefit of FFCA with respect to the Additional Collateral.

     "Affiliate" means any Person which directly or indirectly controls, is under common control with, or is controlled by any other Person. For purposes of this definition, "controls", "under common control with" and "controlled by" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting securities or otherwise.

     "Business Day" means any day on which FFCA is open for business other than a Saturday, Sunday or a legal holiday, ending at 5:00 PM Phoenix, Arizona time.

     "Capital Lease" has the meaning set forth in Section 7.L.

     "Closing" shall have the meaning set forth in Section 4.

     "Closing Date" shall have the meaning set forth in Section 4.

     "Code" means the United States Bankruptcy Code, 11 U.S.C.
Sec.101 et seq., as amended.

     "Commitment" means that certain Commitment Letter dated February 4, 2000 (as amended February 18, 2000), between FFCA and Debtor with respect to the transactions contemplated by this Agreement, and any amendments or supplements thereto.

     "Corporate Fixed Charge Coverage Ratio" has the meaning set forth in Section 7.L.

     "Counsel" means legal counsel to Debtor, licensed in the state(s) in which (i) the Equipment is located, (ii) Debtor is incorporated or formed and (iii) Debtor resides or maintains its chief executive offices, as selected by Debtor, and approved by FFCA.

     "Debt" has the meaning set forth in Section 7.L.

     "Debtor Entities" means, collectively, Debtor and any Affiliate of Debtor.

     "Depreciation and Amortization" has the meaning set forth in
Section 7.L.

     "Disclosures" has the meaning set forth in Section 13.P.

     "Early Termination Lease" or "Early Termination Leases" have no meanings set for in Section 6.M.

     "Equipment" means the furniture, equipment, trade fixtures, appliances and other personal property defined in the Equipment
Security Agreement as the "Collateral."

     "Equipment Loan" means the equipment loan to be made by FFCA to Debtor with respect to the Equipment at the Premises in the Equipment Loan Amount.

     "Equipment Loan Amount" means $9,375,000.00.

     "Equipment Note" means the equipment promissory note dated as of the date of this Agreement in the Equipment Loan Amount to be executed by Debtor in favor of FFCA, as the same may be amended from time to time.

     "Equipment Security Agreement" means the equipment security agreement dated as of the date of this Agreement to be executed by Debtor for the benefit of FFCA with respect to the Equipment, as the same may be amended from time to time.
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
     "Escrow Agent" means Lawyers Title Insurance Corporation, a Virginia corporation.

     "Event of Default" has the meaning set forth in Section 10.

     "Fee" means an underwriting, equipment assessment, valuation, processing and commitment fee equal to 1% of the sum of the Equipment Loan Amount, which Fee shall be payable as set forth in Section 3.

     "FFCA Entities" means, collectively, FFCA, Franchise Finance and any Affiliate of FFCA or Franchise Finance.

     "Franchise Finance" means Franchise Finance Corporation of
America, a Delaware corporation, and its successors.

     "GAAP" means generally accepted accounting principles consistently applied.

     "Governmental Authority" means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of the United States, the state where the Equipment is located or any political subdivision thereof.

     "Indemnified Parties" has the meaning set forth in Section 12.

     "Interest Expense" has the meaning set forth in Section 7.L.

     "Lease Estoppel Certificate and Consent" has the meaning set forth in Section 9.I.

     "Loan Documents" means, collectively, this Agreement, the Equipment Note, the Equipment Security Agreement, the UCC-1 Financing Statements, the Additional Collateral Mortgage and all other documents executed in connection therewith or contemplated thereby.

     "Loan Pool" means:

          (i) in the context of a Securitization, any pool or group of loans that are a part of such Securitization;

          (ii) in the context of a Transfer, all loans which are sold, transferred or assigned to the same transferee; and

          (iii) in the context of a Participation, all loans as to which participating interests are granted to the same participant.

     "Lost Note" has the meaning set forth in Section 7.H.

     "Master Lease" means the lease dated as of the date of this Agreement between Debtor, as lessee, and Master Lessor, as lessor, with respect to the Premises specified therein, as the same may be amended from time to time.

     "Master Lessor" means Uni Realty of Luzerne, L.P., a Delaware limited partnership.

     "Material Adverse Effect" means a material adverse effect on (i) the business, condition, worth or operations of Debtor, any or all of the Premises or the Equipment, including, without limitation, the operation of any of the Premises as a Uni-Mart Facility and/or the value of any or all of the Premises or Equipment, or (ii) Debtor's ability to perform the obligations under the Loan Documents.

     "Mortgage" or "Mortgages" has, as the context may require, the meanings set forth in the Mortgage Loan Agreement.

     "Mortgage Loan Agreement" means the loan agreement dated as of the date of this Agreement between Master Lessor and FFCA with respect to mortgage loans to be made by FFCA to Master Lessor, as the same may be amended from time to time.

     "Mortgage Loan Documents" means the "Loan Documents" as defined in the Mortgage Loan Agreement.

     "Net Income" has the meaning set forth in Section 7.L.

     "Other Agreements" means, collectively, all agreements and instruments between, among or by (1) any of the Debtor Entities, and, or for the benefit of, (2) any of the FFCA Entities, including, without limitation, promissory notes and guaranties; provided, however, the term "Other Agreements" shall not include the agreements and instruments defined as the Loan Documents.

     "Participation" means one or more grants by FFCA or any of the other FFCA Entities to a third party of a participating interest in notes evidencing obligations to repay secured or unsecured loans owned by FFCA or any of the other FFCA Entities or any or all servicing rights with respect thereto.

     "Paydown Amount" means $125,000.00, plus any prepayment amount payable on such amount pursuant to the Equipment Note.

     "Permitted Exceptions" means those recorded easements, restrictions, liens and encumbrances set forth as exceptions in the title insurance policies issued by Lawyers Title Insurance Company to FFCA and approved by FFCA in connection with the Additional
Collateral Mortgage.

     "Permitted Lien(s)" shall mean the right and interest of third party lessors of certain Equipment incidental to the operation of each Uni Mart Facility, including by way of example and without limitation, the right and interest of the lessors of various coffee equipment, video security equipment, certain gas dispensers and Slushy machines.

     "Person" means any individual, corporation, partnership, limited liability company, trust, unincorporated organization, Governmental Authority or any other form of entity.

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
     "Premises" means the parcels of real estate described in Exhibit A attached hereto, all rights, privileges and appurtenances associated therewith, and all buildings, fixtures and other improvements now or hereafter located thereon (whether or not affixed to such real estate). As used herein, the term "Premises" shall mean either a singular property or all of the properties collectively, as the context may require.

     "Premises Lease" and "Premises Leases" means, as the context may require, the Master Lease or any other lease between Debtor, as lessee, and any Premises Lessor, as lessor, with respect to a Premises, or the Master Lease and all other leases between Debtor, as lessee, and Premises Lessors with respect to all of the Premises, as the same may be amended from time to time.

     "Premises Lessor" and "Premises Lessors" means, as the context may require, a lessor under a Premises Lease, or all of the lessors under all of the Premises Leases.

     "Release Amount" means an amount equal to the lesser of $500,000 or the fair market value of the Additional Collateral at the time of the release, plus any prepayment amount payable on such amount pursuant to the Equipment Note.

     "Securitization" means one or more sales, dispositions, transfers or assignments by FFCA or any of the other FFCA Entities to a special purpose corporation, trust or other entity identified by FFCA or any of the other FFCA Entities of notes evidencing obligations to repay secured or unsecured loans owned by FFCA or any of the other FFCA Entities (and, to the extent applicable, the subsequent sale, transfer or assignment of such notes to another special purpose corporation, trust or other entity identified by FFCA or any of the other FFCA Entities), and the issuance of bonds, certificates, notes or other instruments evidencing interests in pools of such loans, whether in connection with a permanent asset securitization or a sale of loans in anticipation of a permanent asset securitization. Each Securitization shall be undertaken in accordance with all requirements which may be imposed by the investors or the rating agencies involved in each such sale, disposition, transfer or assignment or which may be imposed by applicable securities, tax or other laws or regulations, including, without limitation, laws relating to FFCA's status as a real estate investment trust.

     "Substitute Documents" has the meaning set forth in Section 13.

     "Substitute Equipment" means equipment, trade fixtures, furniture, furnishings and appliances owned by Debtor, located at a Substitute Premises and substituted for Equipment in accordance with the requirements of Section 13.

     "Substitute Premises" means one or more parcels of real property substituted for a Premises in accordance with the requirements of
Section 13 of the Mortgage Loan Agreement, together with all rights, privileges and appurtenances associated therewith, and all buildings, fixtures and other improvements located thereon (whether or not affixed to such real estate). Where two or more parcels of real property comprise a Substitute Premises, such parcels shall be aggregated and deemed to constitute such Substitute Premises for all purposes of this Agreement.
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
     "Third Party Leases" means any leases of the Premises which are not inconsistent with the operations of a Uni-Mart Facility on the Premises.

     "Transfer" means one or more sales, transfers or assignments by FFCA or any of the other FFCA Entities to a third party of notes evidencing obligations to repay secured or unsecured loans owned by FFCA or any of the other FFCA Entities or any or all servicing rights with respect thereto.

     "Uni-Mart Facility" means a Uni-Mart or Orloski convenience store with or without a gasoline station, as noted on Exhibit A, and with such other ancillary uses permitted by the Third Party Leases that are not inconsistent with the operations of such facilities.

     "UCC-1 Financing Statements" means such UCC-1 Financing
Statements as FFCA shall require to be executed and delivered by Debtor with respect to the
Equipment.

     2. TRANSACTION. On the terms and subject to the conditions set forth in the Loan Documents, FFCA shall make the Equipment Loan to Debtor to provide financing for the Equipment. The Equipment Loan will be evidenced by the Equipment Note and secured by the Equipment Security Agreement and the UCC-1 Financing Statements. Debtor shall repay the outstanding principal amount of the Equipment Loan together with interest thereon in the manner and in accordance with the terms and conditions of the Equipment Note and the other Loan Documents. The Equipment Loan shall be advanced at the Closing in cash or otherwise immediately available funds subject to any prorations and adjustments required by this Agreement.

     3. UNDERWRITING, VALUATION, PROCESSING AND COMMITMENT FEE. Debtor paid FFCA a portion of the Fee pursuant to the Commitment, and such portion was deemed fully earned when received. The remainder of the Fee shall be paid at the Closing and shall be deemed nonrefundable and fully earned upon the Closing. The Fee constitutes FFCA's underwriting, valuation, processing and commitment fee. The portion of the Fee paid and the balance due at Closing shall be adjusted down (and paid, returned or credited as appropriate) to reflect a Fee equal to 1% of the actual Equipment Loan Amount. In the event the transaction set forth in this Agreement fails to close due to a breach or default by Debtor under this Agreement, FFCA shall retain the portion of the Fee received by FFCA (without affecting or limiting FFCA's remedies set forth in this Agreement).

     4. CLOSING DATE. (a) The Equipment Loan shall be closed (the "Closing") contemporaneously with the satisfaction of all of the terms and conditions contained in this Agreement, but in no event shall the date of the Closing be extended beyond April 20, 2000 unless such extension shall be approved by FFCA in its sole discretion (the date on which the Closing shall occur is referred to herein as the "Closing Date").

     b) Debtor and FFCA hereby engage Escrow Agent to act as escrow agent in connection with the transactions described in this Agreement. Prior to the Closing Date, the parties hereto shall deposit with Escrow Agent all documents and moneys necessary to comply with their obligations under this Agreement. All costs of such transaction shall be borne by Debtor, including, without limitation, UCC search and litigation search charges, the reasonable attorneys' fees of Debtor,

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
attorneys' fees and expenses of FFCA, FFCA's in-house equipment inspection costs and fees, stamp taxes, transfer fees, and escrow, filing and recording fees.
All personal property and other applicable taxes and assessments and other charges relating to the Equipment which are due and payable on or prior to the Closing Date shall be paid by Debtor at or prior to the Closing. The Closing documents shall be dated as of the Closing Date.

     Escrow Agent shall not cause the transaction to close unless and until it has received written instructions from FFCA and Debtor to do so. Debtor and FFCA will deliver to Escrow Agent all documents, pay to Escrow Agent all sums and do or cause to be done all other things necessary or required by this Agreement to enable Escrow Agent to comply herewith. Escrow Agent is authorized to pay, from any funds held by it for FFCA's or Debtor's respective credit all amounts necessary to procure the delivery of such documents and to pay, on behalf of FFCA and Debtor, all charges and obligations payable by them, respectively. Debtor will pay all charges payable by it to Escrow Agent.
Escrow Agent is authorized, in the event any conflicting demand is made upon it concerning these instructions or the escrow, at its election, to hold any documents and/or funds deposited hereunder until an action shall be brought in a court of competent jurisdiction to determine the rights of Debtor and FFCA or to interplead such documents and/or funds in an action brought in any such court. Deposit by Escrow Agent of such documents and funds, after deducting therefrom its charges and its expenses and attorneys' fees incurred in connection with any such court action, shall relieve Escrow Agent of all further liability and responsibility for such documents and funds. Escrow Agent's receipt of this Agreement and opening of an escrow pursuant to this Agreement shall be deemed to constitute conclusive evidence of Escrow Agent's agreement to be bound by the terms and conditions of this Agreement pertaining to Escrow Agent. Disbursement of any funds shall be made by wire transfer, as directed by FFCA and Debtor. Escrow Agent shall be under no obligation to disburse any funds represented by check or draft, and no check or draft shall be payment to Escrow Agent in compliance with any of the requirements hereof, until it is advised by the bank in which such check or draft is deposited that such check or draft has been honored. Escrow Agent is authorized to act upon any statement furnished by the holder or payee, or a collection agent for the holder or payee, of any lien on or charge or assessment in connection with the Equipment, concerning the amount of such charge or assessment or the amount secured by such lien, without liability or responsibility for the accuracy of such statement.

     5. REPRESENTATIONS AND WARRANTIES OF FFCA. The representations and warranties of FFCA contained in this Section are being made by FFCA as of the date of this Agreement and the Closing Date to induce Debtor to enter into this Agreement and consummate the transactions contemplated herein, and Debtor has relied, and will continue to rely, upon such representations and warranties from and after the execution of this Agreement and the Closing. FFCA represents and warrants to Debtor as follows:

          A. Organization of FFCA. FFCA has been duly formed, is validly existing and has taken all necessary action to authorize the execution, delivery and performance by FFCA of this Agreement.

          B. Authority of FFCA. The person who has executed this Agreement on behalf of FFCA is duly authorized so to do.
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
          C.   Enforceability.  Upon execution by FFCA, this
     Agreement shall constitute the legal, valid and binding obligation of FFCA, Enforceable against FFCA in accordance with its terms.

     All representations and warranties of FFCA made in this Agreement shall survive the Closing.

     6. REPRESENTATIONS AND WARRANTIES OF DEBTOR. The representations and warranties of Debtor contained in this Section are being made by Debtor as of the date of this Agreement and the Closing Date to induce FFCA to enter into this Agreement and consummate the transactions contemplated herein, and FFCA has relied, and will continue to rely, upon such representations and warranties from and after the execution of this Agreement and the Closing. Debtor represents and warrants to FFCA as follows:

          A. Information and Financial Statements. Debtor has delivered to FFCA financial statements (either audited financial statements or, if Debtor does not have audited financial statements, certified financial statements) and certain other information concerning itself, which financial statements and other information are true, correct and complete in all material respects; and no material adverse change has occurred with respect to any such financial statements and other information provided to FFCA since the date such financial statements and other information were prepared delivered to FFCA. Debtor understands that FFCA is relying upon such financial statements and information and Debtor represents that such reliance is reasonable. All such financial statements were prepared in accordance with GAAP and accurately reflect as of the date of this Agreement and the Closing Date, the financial condition of each individual or entity to which they pertain.

          B. Organization and Authority. (1) Debtor is duly organized or formed, validly existing and in good standing under the laws of its state of incorporation or formation, and qualified as a foreign corporation, partnership or limited liability company, as applicable, to do business in any jurisdiction where such qualification is required. All necessary corporate, partnership or limited liability company action has been taken tauthorize the execution, delivery and performance of this Agreement and the other Loan Documents.

          (2) The person(s) who have executed this Agreement on behalf of Debtor are duly authorized so to do.

          C. Enforceability of Documents. Upon execution by Debtor, this Agreement and the other Loan Documents shall constitute the legal, valid and binding obligations of Debtor, enforceable against Debtor in accordance with their respective terms.

          D. Litigation. There are no suits, actions, proceedings or investigations pending or threatened against or involving
     Debtor, the Premises or the Equipment before any arbitrator or Governmental Authority which might reasonably result in any Material Adverse Effect.

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
          E. Absence of Breaches or Defaults. Debtor is not, and the authorization, execution, delivery and performance of this Agreement and the other Loan Documents will not result, in any breach or default under any other document, instrument or agreement to which Debtor is a party or by which Debtor, the Premises, the Equipment or any of the property of Debtor is subject or bound. The authorization, execution, delivery and performance of this Agreement and the other Loan Documents will not violate any applicable law, statute, regulation, rule, ordinance, code, rule or order.

          F. Intended Use; Compliance With Laws. Debtor intends to use the Equipment solely in connection with the operation of a Uni-Mart Facility, and for no other purposes. Such intended use will not violate any zoning or other governmental requirement applicable to the Equipment.
     The Equipment complies with all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of each Governmental Authority having jurisdiction over the Equipment, including, without limitation, all health, building, fire, safety and other codes, ordinances and requirements, all applicable standards of the National Board of Fire Underwriters and the Americans With
     Disabilities Act of 1990 and all policies or rules of common law, in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree or judgment applicable to Debtor, except where such noncompliance will not have a Material Adverse Effect.

          G. Licenses and Permits. Debtor has all required licenses and permits, both governmental and private, to use and operate the Equipment in the intended manner, except to the extent the failure to have such licenses and permits will not have a Material Adverse Effect.

          H. Condition of Equipment. The Equipment is of good workmanship and materials, fully operational and in good condition and repair, except to the extent failure of the Equipment to be in such condition will not have a Material Adverse Effect.

          I. Title to Equipment; First Priority Lien. Title to the Equipment is vested in Debtor, free and clear of all liens, encumbrances, charges and security interests of any nature
     whatsoever, except for Permitted Liens.    Upon Closing, FFCA
     shall have a first priority lien on and security interest    in
     the Equipment pursuant to the Equipment Security Agreement and
     UCC-1      Financing Statements.

          J. No Other Agreements and Options. Neither Debtor nor the Equipment are subject to any commitment, obligation, or agreement, including, without limitation, any right of first refusal, option to purchase or lease granted to a third party, which could or would prevent or hinder FFCA in making the Equipment Loan or exercising any of its rights or remedies under the Loan Documents or prevent or hinder Debtor from fulfilling its obligations under this Agreement or the other Loan Documents, except for Permitted Liens.

          K. No Reliance. Debtor acknowledges that FFCA did not prepare or Assist in the preparation of any of the projected financial information used by Debtor in analyzing the economic viability and feasibility of the transaction contemplated by this Agreement. Furthermore, Debtor

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
     acknowledges that it has not relied upon, nor may it hereafter rely upon, the analysis undertaken by FFCA in determining the Equipment
     Loan Amount, and such analysis will not be made available to Debtor.

          L.   Mechanics Liens.  There are no outstanding accounts
     Payable which if not paid timely would have a Material Adverse Effect, nor are there any mechanics' liens, or rights to claim a mechanics' lien in favor of any materialman, laborer, or any other person or entity in connection with labor or materials furnished to or performed on any portion of the Equipment and no work has been performed or is in progress nor have materials been supplied to the Premises or agreements entered into for work to be performed or materials to be supplied to the Premises prior to the date hereof, which will not have been fully paid for on or before the Closing Date or which might provide the basis for the filing of such liens against the Equipment or any portion thereof, the existence, nonpayment or filing of which would have a Material Adverse Effect; and Debtor shall and does hereby agree to defend, indemnify and forever hold FFCA and FFCA's designees harmless from and against any and all such mechanics' lien claims, accounts payable or other commitments relating to the Equipment.

          M. Premises Leases. Debtor has delivered to FFCA a certified true, correct and complete copy of each of the Premises Leases and the Additional Collateral Lease. The Premises Leases have not been modified, amended, supplemented or otherwise revised. Except for the Premises Leases set forth on Exhibit B, (each, an "Early Termination Lease" and collectively, the "Early Termination
     Leases"), each Premises Lease has a remaining term which will not expire before the scheduled maturity date of the Equipment
     Note. The Premises Leases are the only leases or agreements between Premises Lessors and Debtor with respect to the Premises. The Premises Leases and the Additional Collateral
     Lease are in full force and effect and constitute the legal, valid and binding obligations of Debtor, enforceable against Debtor in accordance with their terms. Debtor has not assigned, transferred, mortgaged, hypothecated or otherwise encumbered the Premises Leases, the Additional Collateral Lease or any interest therein, and Debtor has not received any notice that any of Premises Lessors or the lessor under the Additional Collateral
     Lease have made any assignment, pledge or hypothecation of all or any part of their interests in the Premises Leases or Additional Collateral Lease. Debtor has not received any notice of default from Premises Lessors or the lessor under the Additional Collateral Lease which has not been cured or given any notice of default to Premises Lessors or the lessor under the Additional Collateral Lease which has not been cured. No event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute a default by Premises Lessors or the lessor under the Additional Collateral Lease or Debtor under any of the Premises Leases or the Additional Collateral Lease.

     All representations and warranties of Debtor made in this Agreement shall be and will remain true and complete as of and subsequent to the Closing Date as if made and restated in full as of such time and shall survive the Closing.

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
     7. COVENANTS. Debtor covenants to FFCA from and after the Closing Date as follows:

          A.   Inspections.  Debtor shall, at all reasonable times,
     (i) provide FFCA and FFCA's officers, employees, agents, advisors, attorneys, accountants, architects, and engineers with access to the Premises and the Equipment, all drawings, plans, and specifications for the Premises and the Equipment in possession of Debtor, all engineering reports relating to the Premises and the Equipment in the possession of Debtor, the files and correspondence relating to the Premises and the Equipment, and the financial books and records, including lists of delinquencies, relating to the ownership, operation, and maintenance of the Premises and the Equipment, and (ii) allow such persons to make such inspections, tests, copies, and verifications as FFCA considers necessary without unreasonably interrupting Debtor's business (to the extent reasonably possible) and upon reasonable advance notice.

          B. Removal of Equipment. Except for purposes of replacement with like property of equal or greater value and repair in the ordinary course of business, Debtor shall not remove or allow to be removed from the Premises the Equipment, or any part thereof, without the prior written consent of FFCA. Debtor shall promptly give written notice to FFCA of any substantial change in the character of the business conducted on the Premises and of the cessation of all or any part thereof and of any loss or damage by fire or other casualty to any substantial part of the Equipment.

          C. No Additional Encumbrances; Perfected Security Interest. Except as expressly provided in Section 7.B above, Debtor shall remain the owner of the Equipment (whether acquired prior to or after the date hereof) free from any lien, security interest or encumbrance except those in favor of FFCA, and Debtor shall not execute or permit the filing of any other such financing statement thereon other than the UCC-1 Financing Statements. Debtor shall defend the Equipment against all claims and demands of all persons. Debtor shall not permit any action to be taken which would adversely affect the value of the Equipment or which would encumber, dilute or cloud Debtor's title or interest therein. FFCA at all times shall have a perfected security interest in the Equipment that shall be prior to any other interests therein. Debtor shall do all acts and things, shall execute and file all instruments (including security agreements, UCC financing statements, continuation statements, etc.) requested by FFCA to establish, maintain and continue the perfected security interest of FFCA in the Equipment, and shall promptly on demand pay all costs and expenses of (a) filing and recording, including the costs of any searches deemed necessary by FFCA from time to time to establish and determine the validity and the continuing priority of the security interest of FFCA, and (b) all other claims and charges that in the opinion of FFCA might prejudice, imperil or otherwise affect the Equipment or security interest therein of FFCA. Debtor agrees that a carbon, photographic or other reproduction of a security agreement or financing statement shall be sufficient as a financing statement. FFCA is hereby irrevocably appointed Debtor's attorney-in-fact to take any of the foregoing actions requested of Debtor by FFCA if Debtor should fail to take such actions, which appointment shall be deemed coupled with an interest.

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          D.   Maintenance and Repair.  Debtor shall at all times
     keep and maintain the Equipment in good order, repair and condition and will promptly replace any part thereof that from time to time may become obsolete, badly worn or in a state of disrepair or, if supplies, be consumed in the normal course of Debtor's business operations. FFCA shall have a lien on and security interest in all replacements and all replacements shall be free of any other lien, security interest or encumbrance of any nature, including any purchase money lien or security interest. Debtor shall not transfer or permit any transfer of any part of the Equipment to be made or any interest therein to be created by way of a sale (except as permitted below), by way of a grant of a security interest, or by way of a levy or other judicial process. In addition thereto, Debtor may dispose of Equipment which becomes obsolete without notice to FFCA provided such disposition is in the ordinary course of its business and consistent with its past practices, the fair market value of such Equipment at the time of disposition does not exceed $10,000 per Premises and such disposition does not otherwise operate to diminish the security of FFCA in any material fashion.

          E. Notices. Debtor shall promptly notify FFCA of any levy, distraint or other seizure by legal process or otherwise of any part of the Equipment and of any threatened or filed claims or proceedings that might in any way affect or impair any of the Equipment.

          F. Insurance. Debtor shall obtain and maintain in force insurance policies, naming FFCA as sole loss payee and as additional insured, covering losses or damage to the Equipment due to fire (with extended coverage), theft, physical damage and other such risks at its full replacement cost from time to time; provided however, with respect to theft, vandalism and malicious mischief coverage, Debtor may elect to self-insure such items, provided that Debtor shall at all times provide the remaining coverages set forth in this Section 7.F with third party insurers complying with the provisions of this Section 7.F.
     FFCA is hereby irrevocably appointed Debtor's attorney-in-fact to endorse any check or draft that may be payable to Debtor, alone or jointly with other payees, so that FFCA may collect the proceeds payable for any loss under such insurance, which appointment shall be deemed coupled with an interest. The proceeds of such insurance, less any costs and expenses incurred or paid by FFCA in the collection thereof, shall be applied toward the cost of repair or replacement of the items damaged or destroyed if an Event of Default does not exist at the time of such damage or destruction or if an Event of Default does exist then, at the option of FFCA, on account of any sums secured by the Equipment Security Agreement, whether or not then due or payable. As an alternative to maintaining all of the insurance required under this section with third party insurers, Debtor may elect to self-insure for a portion of the required coverages pursuant to a self-insurance program, provided that (i) the total amount of self-insurance provided by Debtor with respect to each policy of insurance required to be maintained by Debtor hereunder shall not exceed $400,000 for each Premises, and (ii) Debtor maintains a Net Worth (as defined hereafter) equal to at least $20,000,000.00; provided, that Debtor shall at all times provide the remaining portion of the coverages set forth in this section with third party insurers complying with the provisions of this section. The amount of all deductibles with respect to such third party policies shall not, however, exceed in the aggregate, when added to the amount of self-insurance, the policy limitation on self-insurance provided in the preceding sentence. For purposes hereof, the term "Net Worth" means the total equity in Debtor, determined in accordance with GAAP.

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
          G. Actions by FFCA. (i) Debtor agrees that FFCA may, at its option, and without any obligation to do so, pay, perform, and discharge any and all amounts, costs, expenses and liabilities that are the responsibility of Debtor under the Loan Documents if Debtor fails to timely pay, perform or discharge the same and such failure shall continue for 5 days after Debtor's receipt of written demand from FFCA (unless in the event of an emergency which may have a Material Adverse Effect), and all amounts expended by FFCA in so doing or in respect of or in connection with the Equipment shall become part of the obligations secured by the Loan Documents and shall be immediately due and payable by Debtor to FFCA upon demand therefor and shall bear interest at the Default Rate (as defined in the Equipment Note).

        (ii) Debtor agrees that the Loan Documents shall remain in full effect, without waiver or surrender of any of FFCA's rights thereunder, notwithstanding any one or more of the following:

              (1) Extension of the time of payment of the whole or any part of the Equipment Note;

              (2) Any change in the terms and conditions of the Equipment Note;

              (3) Substitution of any other evidence of indebtedness for the Equipment Note;

              (4) Acceptance by FFCA of any collateral or security of any kind for the payment of the Equipment Note;

              (5) Surrender, release, exchange or alteration of any Equipment, collateral or other security, either in whole or in part; or

              (6) Release, settlement, discharge, compromise, change or amendment, in whole or in part, of any claim of FFCA against Debtor or of any claim against any guarantor or other party secondarily or additionally liable for the payment of the Equipment Note.

          H. Lost Note. Debtor shall, if the Equipment Note is mutilated, destroyed, lost or stolen (a "Lost Note"), promptly deliver to FFCA, upon receipt of an affidavit from FFCA stipulating that the Equipment Note has been mutilated, destroyed, lost or stolen, in substitution therefor, a new promissory note containing the same terms and conditions as such Lost Note with a notation thereon of the unpaid principal and accrued and unpaid interest. Debtor shall provide fifteen (15) days' prior notice to FFCA before making any payments to third parties in connection with a Lost Note. Except as a result of the gross negligence or intentional misconduct of Debtor, FFCA shall indemnify Debtor for all reasonable costs, expenses, damages, claims and liabilities incurred by Debtor as a result of a Lost
     Note.

          J. Premises Lease Modifications and Renewals. (i) None of the Premises Leases or the Additional Collateral Lease shall be modified, amended, terminated, cancelled or surrendered without FFCA's prior written consent. Debtor shall timely extend all renewal options under all Premises

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
     Leases and Additional Collateral Lease. Debtor shall fulfill, perform and observe in all respects, each and every condition and covenant of Debtor contained in the Premises Leases and Additional Collateral Lease and give FFCA prompt notice of any claim or event of default under any of the Premises Leases or Additional Collateral Lease received by Debtor or given by Debtor to any Premises Lessor. IF
     A PREMISES LEASE OR ADDITIONAL COLLATERAL LEASE REQUIRES DEBTOR
     TO DELIVER A NOTICE TO THE PREMISES LESSOR OR THE LESSOR UNDER
     THE ADDITIONAL COLLATERAL LEASE, AS APPLICABLE, EXTENDING THE
     TERM OF SUCH PREMISES LEASE, AND DEBTOR FAILS TO DELIVER SUCH
     NOTICE AT LEAST THIRTY DAYS BEFORE THE DATE BY WHICH THE
     EXTENSION NOTICE MUST BE DELIVERED, OR IF NO SUCH DATE IS SET
     FORTH IN SUCH PREMISES LEASE OR ADDITIONAL COLLATERAL LEASE, IF
     DEBTOR FAILS TO DELIVER SUCH NOTICE AT LEAST THIRTY DAYS BEFORE
     THE EXPIRATION OF THE THEN CURRENT TERM OF SUCH PREMISES LEASE
     OR ADDITIONAL COLLATERAL LEASE, THEN, FFCA SHALL HAVE, AND IS
     HEREBY GRANTED, A POWER OF ATTORNEY ON BEHALF OF DEBTOR TO
     EXECUTE AND DELIVER SUCH EXTENSION NOTICE, IT BEING STIPULATED
     THAT SUCH POWER OF ATTORNEY IS COUPLED WITH AN INTEREST AND
     IRREVOCABLE.  UPON THE REQUEST OF FFCA, DEBTOR SHALL EXECUTE ANY
     DOCUMENTS OR INSTRUMENTS REASONABLY REQUIRED BY FFCA, ANY
     PREMISES LESSOR OR THE LESSOR UNDER THE ADDITIONAL COLLATERAL
     LEASE, AS APPLICABLE, IN ORDER TO CONFIRM THE EXISTENCE OF THE POWER
     OF ATTORNEY SET FORTH IN THIS SUBSECTION (J), INCLUDING, WITHOUT LIMITATION, SEPARATE POWERS OF ATTORNEY IN RECORDABLE FORM WITH RESPECT
     TO THE MATTERS COVERED BY THIS SUBSECTION (J). FFCA SHALL FURTHER HAVE A POWER OF ATTORNEY, IT BEING STIPULATED THAT SUCH POWER OF ATTORNEY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE, TO EXECUTE ANY AND ALL OTHER DOCUMENTS REQUIRED BY THIS AGREEMENT WITH RESPECT TO ALL PREMISES LEASES AND TO PERFORM ANY AND ALL ACTS REQUIRED THEREBY, IF DEBTOR SHALL FAIL
     TO DO SO WITHIN FIVE (5) DAYS AFTER DEMAND BY FFCA.

               (ii) Prior to the expiration or termination date of each of the Early Termination Leases, (each, an "Expiration Date"), Debtor shall cause the lease term of each Early Termination Lease to be extended pursuant to an agreement in form and substance reasonably satisfactory to FFCA so that the schedule expiration or termination date of each such Early Termination Lease is subsequent to the schedule maturity date of the Equipment Note ("the Extensions"). If Debtor, in the exercise of good faith efforts, is unable to obtain any of the Extensions, Debtor shall notify FFCA, at least 60 days prior to the Expiration Date, that Debtor will pay to FFCA the Paydown Amount with respect to the Early Termination Lease for which Debtor has been unable to obtain an Extension. Debtor shall pay the Paydown Amount to FFCA on or before the scheduled Expiration Date of the applicable Early Termination Lease. If, prior to an Expiration Date, Debtor does not obtain the Extension or pay the Paydown Amount an Event of Default shall be deemed

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
     to have occurred under this Agreement and the other Loan Documents and FFCA shall be entitled to exercise all rights and remedies contemplated by this Agreement and the other Loan Documents. The Paydown Amount shall be deemed a payment of principal and any required prepayment amount and shall be applied in accordance with the terms of the Equipment Note. Upon payment of the Paydown
     Amount, FFCA shall release the applicable Equipment to the Premises subject to the Early Termination Lease from the security interest created by the Equipment Security Agreement.

          K. Financial Statements. Within 45 days after the end of each fiscal quarter and within 120 days after the end of each fiscal year of Debtor, Debtor shall deliver to FFCA (i) complete financial statements of Debtor including a balance sheet, profit and loss statement, statement of cash flows and all other related schedules for the fiscal period then ended; (ii) income statements for the business at the Premises; and (iii) such other financial information as FFCA may reasonably request in order to establish the compliance of Debtor with the financial covenants in the Loan Documents. All such financial statements shall be prepared in accordance with GAAP and shall be certified to be accurate and complete by Debtor (or the Treasurer or other appropriate officer of Debtor). Debtor understands that FFCA is relying upon such financial statements and Debtor represents that such reliance is reasonable. In the event that Debtor's property and business at the Premises is ordinarily consolidated with other business for financial statement purposes, such financial statements shall be prepared on a consolidated basis showing separately the sales, profits and losses, assets and liabilities pertaining to the Premises with the basis for allocation of overhead of other charges being clearly set forth. The financial statements delivered to FFCA need not be audited, but Debtor shall deliver to FFCA copies of any audited financial statements of Debtor which may be prepared, as soon as they are available.

          L. Corporate Fixed Charge Coverage Ratio. Until such time as all of Debtor's obligations under the Note and the other Loan Documents are paid, satisfied and discharged in full, Debtor shall maintain a Corporate Fixed Charge Coverage Ratio of at least 1.15:1, as determined on each the last day of each fiscal year of Debtor. For purposes of this Section, the term "Corporate Fixed Charge Coverage Ratio" shall mean with respect to the twelve month period of time immediately preceding the date of determination, the ratio calculated for such period of time, each as determined in accordance with GAAP, of (a) the sum of Net Income, Depreciation and Amortization, Interest Expense and Operating Lease Expense, minus income taxes or charges equivalent to income taxes allocable to the period of determination, to (b) the sum of Operating Lease Expense, scheduled principal payments of long term Debt, scheduled maturities of all Capital Leases and Interest Expense (excluding non-cash interest expense and amortization of non-cash financing expenses).

          For purposes of this Section, the following terms shall be defined as set forth below:

          "Capital Lease" shall mean all leases of any property, whether real, personal or mixed, by Debtor or any of the other Debtor Entities, as applicable, which lease would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of Debtor. The term "Capital Lease" shall not include any operating lease.

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
          "Debt" shall mean with respect to Debtor and the other Debtor Entities, collectively, and for the period of determination (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, indentures, notes or similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations under leases which should be, in accordance with GAAP, recorded as Capital Leases, and (v) obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.

          "Depreciation and Amortization" shall mean the depreciation and amortization accruing during any period of determination with respect to Debtor and the other Debtor Entities, collectively, as determined in accordance with GAAP.

          "Interest Expense" shall mean for any period of determination, the sum of all interest accrued or which should be accrued in respect of all Debt of Debtor and the other Debtor Entities, collectively, as determined in accordance with GAAP.

          "Net Income" shall mean with respect to the period of determination, the net income or net loss of Debtor and the other Debtor Entities, collectively. In determining the amount of Net Income, (i) adjustments shall be made for nonrecurring gains and losses or non-cash items allocable to the period of determination, (ii) deductions shall be made for, among other things, Depreciation and Amortization, Interest Expense, Operating Lease Expense and actual corporate overhead expense allocable to the period of determination, and (iii) no deductions shall be made for income taxes or charges equivalent to income taxes allocable to the period of determination, as determined in accordance with GAAP.

          "Operating Lease Expense" shall mean the sum of all payments and expenses incurred by Debtor and the other Debtor Entities, collectively, under any operating leases during the period of determination, including, without limitation, the Premises Leases, as determined in accordance with GAAP.

          M. Net Worth. At all times while the obligations of Debtor to FFCA pursuant to the Loan Documents are outstanding, Debtor shall maintain a net worth of at least $20 million, as determined in accordance with GAAP.

     8. TRANSACTION CHARACTERIZATION. This Agreement is a contract to extend a financial accommodation (as such term is used in the Code) for the benefit of Debtor. It is the intent of the parties hereto that the business relationship created by this Agreement, the Equipment Note, the Equipment Security Agreement and the other Loan Documents is solely that of creditor and debtor and has been entered into by both parties in reliance upon the economic and legal bargains contained in the Loan Documents. None of the agreements contained in the Loan Documents is intended, nor shall the same be deemed or construed, to create a partnership (either de jure or de facto) between Debtor and FFCA, to make them joint venturers, to make Debtor an agent, legal representative, partner, subsidiary or employee of FFCA, nor to make FFCA in any way responsible for the debts, obligations or losses of Debtor.

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
     9. CONDITIONS OF CLOSING. The obligation of FFCA to consummate the transaction contemplated by this Agreement is subject to the fulfillment or waiver of each of the following conditions:

          A. Title. Title to the Equipment shall be vested in Debtor, free of all liens, encumbrances, restrictions, encroachments and easements, except the liens created by the Equipment Security Agreement and the UCC-1 Financing Statements. Upon Closing, FFCA will obtain a valid and perfected first priority lien upon and security interest in the Equipment.

          B. Condition of Equipment. FFCA shall have inspected and approved the Equipment, and the Equipment shall be in good condition and repair and of good workmanship and materials, all as determined by FFCA in its sole discretion, except where the failure of the Equipment to be in such condition will not have a Material Adverse Effect.

          C.   Compliance With Representations, Warranties and
     Covenants. All obligations of Debtor under this Agreement shall have been fully performed and complied with, and no event shall have occurred or condition shall exist which would, upon the Closing Date, or, upon the giving of notice and/or passage of time, constitute a breach or default hereunder or under the Loan Documents or any other agreement between FFCA and Debtor pertaining to the subject matter hereof, and no event shall have occurred or condition shall exist or information shall have been disclosed by Debtor or discovered by FFCA which has had or would have a Material Adverse Effect on the Premises, the Equipment, Debtor or FFCA's willingness to consummate the transaction contemplated by this Agreement, as determined by FFCA in its sole and absolute discretion.

          D. Proof of Insurance. Debtor shall have delivered to FFCA copies of insurance policies, showing that all insurance required by the Loan Documents and providing coverage and limits satisfactory to FFCA are in full force and effect.

          E. Opinion of Counsel to Debtor. Debtor shall have caused Counsel to prepare and deliver an opinion to FFCA in form and substance satisfactory to FFCA and its counsel.

          F. Availability of Funds. FFCA presently has sufficient funds to discharge its obligations under this Agreement. In the event that the transaction contemplated by this Agreement does not close on or before the Closing Date, FFCA does not warrant that it will thereafter have sufficient funds to consummate the transaction contemplated by this Agreement.

          G. Evidence of Ownership. Debtor shall have provided FFCA with evidence reasonably satisfactory to FFCA that the Equipment is owned by Debtor free and clear of all liens and encumbrances, which evidence shall include, without limitation, certified UCC financing statement searches, and to the extent requested by FFCA and obtainable, bills of sale executed and delivered by the vendors of the Equipment.

          H. Leases. Each of the Premises Leases and Additional Collateral Lease shall be in full force and effect and Debtor shall be entitled to occupy the Premises and Additional
     Collateral corresponding thereto. FFCA shall have approved each Premises Lease and Additional Collateral Lease in

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
     its sole discretion and Debtor shall have delivered to FFCA an estoppel certificate and consent for each Premises Lease other than the Master Lease from the corresponding Premises Lessor and Additional Collateral Lease, the form and substance of which shall be satisfactory to FFCA in its sole discretion (each, a "Lease Estoppel Certificate and Consent").

          I. Title. Fee title to the portion of the Additional Collateral owned in fee title by Debtor shall be vested in Debtor and the portion subject to the Additional Collateral Lease shall be leased by Debtor, in both cases, free of all liens, encumbrances, restrictions, encroachments and easements, except the Permitted Exceptions and the liens created by the Additional Collateral Mortgage. Upon Closing, FFCA will obtain a valid and perfected first priority lien upon the Additional Collateral.

          J. Condition of Premises. FFCA shall have inspected and approved the Additional Collateral, the Additional Collateral shall be in good condition and repair, free from structural defects, and of good workmanship and materials, and the Additional Collateral shall be fully equipped and operational, clean, orderly, sanitary, safe, well-lit, landscaped, decorated, attractive and with a suitable layout, physical plant, traffic pattern and location, all as determined by FFCA in its sole discretion, except where the failure of the Additional Collateral to be in such condition will not have a Material Adverse Effect.

          K. Evidence of Title. FFCA shall have received for the Additional Collateral a preliminary title report and irrevocable commitment to insure title in the amount approved by FFCA, by means of a mortgagee's, ALTA extended coverage policy of title insurance (or its equivalent, in the event such form is not issued in the jurisdiction where the Premises is located) issued by Lawyers Title Insurance Company showing good and marketable fee and leasehold title, as applicable, in the Additional Collateral in Debtor, committing to insure FFCA's first priority lien upon and security interest in the Additional Collateral subject only to Permitted Exceptions, and containing such endorsements as FFCA may require.

          L. Survey. FFCA shall have received a current ALTA survey of the Additional Collateral, the form and substance of which shall be satisfactory to FFCA in its sole discretion. Debtor shall have provided FFCA with evidence satisfactory to FFCA that the location of the Additional Collateral is not within the 100-year flood plain or identified as a special flood hazard area as defined by the Federal Emergency Management Agency, or if the Additional Collateral is in such a flood plain or special flood hazard area, Debtor shall provide FFCA with evidence of flood insurance maintained on the Additional Collateral in amounts and on terms and conditions satisfactory to FFCA.

          M. Environmental. At Debtor's expense, FFCA shall have received an Environmental Policy with respect to the Additional Collateral, as required by FFCA in its sole discretion.

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
          N. Zoning. Debtor shall have provided FFCA with evidence satisfactory to FFCA that the Additional Collateral is properly zoned for use as a Uni-Mart Facility and that such use constitutes a legal, conforming use under applicable zoning requirements.

          O.   Closing Documents.  At or prior to the Closing Date,
     FFCA and/or Debtor, as may be appropriate, shall execute and deliver or cause to be executed and delivered to Escrow Agent or FFCA, as may be appropriate, all documents required to be delivered by this Agreement, and such other documents, payments, instruments and certificates, as FFCA may require in form acceptable to FFCA, including, without limitation, the following:

               (1)  Equipment Note;
               (2)  Equipment Security Agreement;
               (3)  Proof of Insurance;
               (4)  Opinion of Counsel to Debtor;
               (5)  Lease Estoppel Certificates and Consents;
               (6)  UCC-1 Financing Statements;
               (7)  Certification (Confession of Judgment);
               (8) Explanation and Waiver of Rights Regarding Confession of Judgment; and
               (9)  Additional Collateral Mortgage.

Upon fulfillment or waiver of all of the above conditions, FFCA shall deposit funds necessary to close this transaction with the Escrow Agent and this transaction shall close in accordance with the terms and conditions of this Agreement.

     10. DEFAULT AND REMEDIES. A. Each of the following shall be deemed an event of default by Debtor (each, an "Event of Default"):

         (1) If any representation or warranty of Debtor set forth in any of the Loan Documents is false in any respect and such falsity would result in a Material Adverse Effect, or if Debtor renders any false statement or account in any material respect.

          (2) If any principal, interest or other monetary sum due under the Equipment Note, the Equipment Security Agreement or any other Loan Document is not paid within five days after the date when due; provided, however, notwithstanding the occurrence of such an Event of Default, FFCA shall not be entitled to exercise its rights and remedies set forth below unless and until FFCA shall have given Debtor notice thereof and a period of five days from the delivery of such notice shall have elapsed without such Event of Default being cured.

          (3) If Debtor fails to observe or perform any of the other covenants, conditions, or obligations of this Agreement; provided, however, if any such failure does not involve the payment of any monetary sum, is not willful or intentional, does not place any rights or property of FFCA in immediate jeopardy, and is within the reasonable power of Debtor to promptly cure after receipt of notice thereof, all as determined by FFCA in its reasonable discretion, then such failure shall not constitute an Event of Default hereunder, unless otherwise expressly provided herein, unless and until FFCA shall have given Debtor notice thereof and a period of 30 days

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
     shall have elapsed, during which period Debtor may correct or cure such failure, upon failure of which an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required. If such failure cannot reasonably be cured within such 30-day period, as determined by FFCA in its reasonable discretion, and Debtor is diligently pursuing a cure of such failure, then Debtor shall have a reasonable period to cure such failure beyond such 30-day period, which shall not exceed 90 days after receiving notice of the failure from FFCA. If Debtor shall fail to correct or cure such failure within such 90-day period, an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required.

          (4) If Debtor becomes insolvent within the meaning of the Code, files or notifies FFCA that it intends to file a petition under the Code, initiates a proceeding under any similar law or statute relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts (collectively, an "Action"), becomes the subject of either a petition under the Code or an Action, or is not generally paying its debts as the same become due or if Debtor becomes the subject of an involuntary petition under the Code or other similar involuntary Action (in which case Debtor shall be required to provide FFCA with immediate notice of the commencement or filing of such involuntary petition or Action), and any of the following shall have occurred: (i) the involuntary petition or involuntary Action shall not have been dismissed within 60 days of the date on which it was filed or otherwise commenced, (ii) an order for relief under the Code (or similar order) shall have been entered by the court in the involuntary proceeding or involuntary Action, or (iii) the court having jurisdiction over such involuntary proceeding or involuntary Action (upon motion or other request for relief by the party against whom the involuntary petition or involuntary Action was filed or otherwise commenced) shall not have granted FFCA full and final relief from the automatic stay of Section 362 of the Code and from any stay issued under Section 105 of the Code (or any similar stays or injunctions) within 30 days of the filing or commencement of such involuntary petition or involuntary Action so that FFCA is thereafter free to exercise any and all of its rights and remedies under the Loan Documents.

          (5) If there is an "Event of Default" or a breach or default, after the passage of all applicable notice and cure or grace periods, under any other Loan Document, the Master Lease or any of the Other Agreements.

          (6)  If there is a breach of the Corporate Fixed Charge
     Coverage Ratio requirement.

          (7) If there is a breach or default, after the passage of any applicable notice and grace period, under any of the Premises Leases or if any of the Premises Leases terminates or expires prior to the scheduled maturity date of the Equipment Note and, for any of the Early Termination Leases, Debtor has not timely paid the Paydown Amount.

     B. Upon the occurrence of an Event of Default, subject to the limitations set forth in subsection A, FFCA may declare all or any part of the obligations of Debtor under the Equipment Note, this Agreement and any other Loan Document to be due and payable, and the same shall thereupon become due and payable without any presentment, demand, protest or notice of any kind, and Debtor hereby waives

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
notice of intent to accelerate the obligations secured by the Equipment Security Agreement and Additional Collateral Mortgage and notice of acceleration. Thereafter, FFCA may exercise, at its option, concurrently, successively or in any combination, all remedies available at law or in equity, including without limitation any one or more of the remedies available under the Equipment Note, the Equipment Security Agreement, Additional Collateral Mortgage or any other Loan Document. Neither the acceptance of this Agreement nor its enforcement shall prejudice or in any manner affect FFCA's right to realize upon or enforce any other security now or hereafter held by FFCA, it being agreed that FFCA shall be entitled to enforce this Agreement and any other security now or hereafter held by FFCA in such order and manner as it may in its absolute discretion determine. No remedy herein conferred upon or reserved to FFCA is intended to be exclusive of any other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to FFCA, or to which FFCA may be otherwise entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by FFCA.

     11.  ASSIGNMENTS.  A.    FFCA may assign in whole or in part its
rights under this Agreement, including, without limitation, any Transfer, Participation and/or Securitization. Upon any unconditional assignment of FFCA's entire right and interest hereunder, FFCA shall automatically be relieved, from and after the date of such assignment, of liability for the performance of any obligation of FFCA contained herein.

     B. Except as expressly provided herein, Debtor shall not, without the prior written consent of FFCA, sell, assign, transfer, mortgage, convey, encumber or grant any easements or other rights or interests of any kind in the Equipment, except for Permitted Liens, any of Debtor's rights under this Agreement or any interest in Debtor, whether voluntarily, involuntarily or by operation of law or otherwise, including, without limitation, by merger, consolidation, dissolution or otherwise, except, subsequent to the Closing, as expressly permitted by the Mortgages.

     12. INDEMNITY. Debtor agrees to indemnify, hold harmless and defend FFCA and its directors, officers, shareholders, employees, successors, assigns, agents, contractors, subcontractors, experts, licensees, affiliates, lessees, lenders, mortgagees, trustees and invitees, as applicable (collectively, the "Indemnified Parties"), for, from and against any and all losses, costs, claims, liabilities, damages and expenses, including, without limitation, reasonable attorneys' fees and court costs, arising as the result of a breach of any of the representations, warranties, covenants, agreements or obligations of Debtor set forth in this Agreement or any other Loan Document. Without limiting the generality of the foregoing, such indemnity shall include, without limitation, any engineering, governmental inspection and reasonable attorneys' fees and expenses that the Indemnified Parties may incur by reason of any representation set forth in this Agreement being false, or by reason of any investigation or claim of any governmental agency in connection therewith.

     13. SUBSTITUTION. If Master Lessor exercises its right to substitute a Substitute Premises for a Premises pursuant to Section 13 of the Mortgage Loan Agreement and the Equipment Loan is still outstanding, Debtor shall substitute Substitute Equipment located at such Substitute Premises for the Equipment located at the Premises, such substitution to occur simultaneously with the closing of the substitution of such Substitute Premises and be otherwise on the following conditions:

          (i)  The proposed Substitute Equipment must:

              (1) be suitable for use in a Uni-Mart Facility and in good condition and repair, ordinary wear and tear excepted;

              (2) be owned by and vested in Debtor, free and clear of all liens and encumbrances; and

              (3) have a fair market value no less than the greater of the then fair market value of the Equipment to be replaced or the fair market value of such Equipment as of the Closing, all as reasonably determined by FFCA's in-house inspectors and underwriters;

          (ii) FFCA shall have inspected and approved the Substitute Equipment utilizing FFCA customary inspection and underwriting approval criteria. Debtor shall have reimbursed FFCA for all of its costs and expenses incurred with respect to such proposed substitution, including, without limitation, FFCA's thirdparty and/or in-house site inspectors' costs and expenses with respect to the proposed Substitute Equipment. Debtor shall be solely responsible for the payment of all costs and expenses resulting from such proposed substitution, including, without limitation, filing charges and expenses, the cost of stamp taxes and the attorneys' fees and expenses of counsel to Debtor and FFCA;

          (iii) FFCA shall have received UCC search results indicating that the proposed Substitute Equipment is free and clear of all liens, security Interests and encumbrances;

          (iv) Debtor shall deliver, or cause to be delivered, with respect to Debtor and the Substitute Equipment, opinions of Counsel in form and substance comparable to those received at Closing (but also addressing such matters unique to the Substitute Equipment as may be reasonably required by FFCA);

          (v) no Event of Default, and no event, action or inaction that, with the passage of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing under any Loan Document or any Other Agreement;

          (vi) Debtor shall have executed such documents as are comparable to the security documents executed and delivered at Closing (but with such revisions as may be reasonably required by FFCA to address matters unique to the Substitute Equipment) or amendments to such documents, including, without limitation, an Equipment Security Agreement and UCC-1 Financing Statements (the "Substitute Documents"), to provide FFCA with a first priority lien on and security interests in the proposed Substitute Equipment and all other rights, remedies and benefits with respect to the proposed Substitute Equipment which FFCA holds in the Equipment to be replaced, all of which documents shall be in form and substance reasonably satisfactory to FFCA;

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
          (vii) the representations and warranties set forth in the Substitute Documents and Section 6 of this Agreement applicable to the proposed Substitute Equipment shall be true and correct in all material respects as of the date of substitution, and Debtor shall have delivered to FFCA an officer's certificate certifying to that effect; and

          (viii) Debtor shall have delivered to FFCA certificates of insurance showing that insurance required by the Substitute Documents is in full force and effect.

Upon satisfaction of the foregoing conditions with respect to the release of the Equipment located at the Premises to be replaced:

          (a) the proposed Substitute Equipment shall be deemed substituted for the Equipment to be replaced, and the proposed Substitute Premises shall be deemed substituted for the Premises to be replaced;

          (b) the Substitute Equipment shall be referred to as "Equipment" and included within the definition of "Equipment," and the Substitute Premises shall be referred to as "Premises" and included within the definition of "Premises";

          (d) the Substitute Documents shall be dated as of the date of the substitution and shall secure the same Obligations (as defined in the Equipment Security Agreement) as were secured by the Equipment; and

          (e) FFCA will release, or cause to be released, the lien and security interests of the Equipment Security Agreement, UCC-1 Financing
     Statements and any other Loan Documents encumbering the replaced
     Equipment.


     14.  MISCELLANEOUS PROVISIONS.

          A. Notices. All notices, consents, approvals or other instruments required or permitted to be given by either party pursuant to this Agreement shall be in writing and given by (i) hand delivery, (ii) facsimile, (iii) express overnight delivery service or (iv) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (a) receipt, if hand delivered, (b) transmission, if delivered by facsimile, (c) the next business day, if delivered by express overnight delivery service, or (d) the third business day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested. Notices shall be provided to the parties and addresses (or facsimile numbers, as applicable) specified below:

     If to Debtor:            N. Gregory Petrick
                              Senior Vice President
                              Uni-Marts, Inc.
                              477 East Beaver Avenue
                              State College, PA 16801-5690
                              Telephone:     814-234-6000
                              Telecopy: 814-234-3277

     If to FFCA:              Dennis L. Ruben, Esq.
                              Executive Vice President, General Counseland
                              Secretary
                              FFCA Funding Corporation
                              17207 North Perimeter Drive
                              Scottsdale, AZ  85255
                              Telephone: (480) 585-4500
                              Telecopy: (480) 585-2226

          B. Brokerage Commission. FFCA and Debtor represent and warrant to each other that they have dealt with no broker, agent, finder or other intermediary in connection with the transactions contemplated by this Agreement. FFCA and Debtor shall indemnify and hold each other harmless from and against any costs, claims or expenses, including attorneys' fees, arising out of the breach of their respective representations and warranties contained within this Section.

         C. Waiver and Amendment. No provisions of this Agreement shall be Deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.

         D. Captions. Captions are used throughout this Agreement for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof.

         E.   Intentionally Omitted.

         F. Severability. The provisions of this Agreement shall be deemed severable. If any part of this Agreement shall be held unenforceable, the remainder shall remain in full force and effect, and such unenforceable provision shall be reformed by such court so as to give maximum legal effect to the intention of the parties as expressed therein.

         G. Construction Generally. This is an agreement between parties who are experienced in sophisticated and complex matters similar to the transaction contemplated by this Agreement and is entered into by both parties in reliance upon the economic and legal bargains contained herein and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Debtor and FFCA were each represented by legal counsel competent in advising them of their obligations and liabilities hereunder.

         H. Other Documents. Each of the parties agrees to sign such other and further documents as may be appropriate to carry out the intentions expressed in this Agreement.

         I. Attorneys' Fees. In the event of any judicial or other adversarial proceeding between the parties concerning this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and other costs in addition to any other relief to which it may be entitled. References in this Agreement to the attorneys' fees and/or costs of FFCA shall mean both the fees and costs of independent outside counsel retained by FFCA with respect to this transaction and the fees and costs of FFCA's in-house counsel incurred in connection with this transaction.

         J.   Entire Agreement.  This Agreement and
     the other Loan Documents, together with any other certificates, instruments or agreements to be delivered in connection therewith, constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements, written or oral, between Debtor and FFCA with respect to the subject matter of this Agreement. Notwithstanding anything in this Agreement to the contrary, upon the execution and delivery of this Agreement by Debtor and FFCA, the Commitment shall be null and void and of no further force and effect and the terms and conditions of this Agreement shall control notwithstanding that such terms and conditions may be inconsistent with or vary from those set forth in the Commitment.

         K. Forum Selection; Jurisdiction; Venue; Choice of Law. Debtor acknowledges that this Agreement was substantially negotiated in the State of Arizona, the Agreement was signed by FFCA in the State of Arizona and executed and delivered by Debtor in the State of Arizona, all payments under the Equipment Note will be delivered in the State of Arizona and there are substantial contacts between the parties and the transactions contemplated herein and the State of Arizona. For purposes of any action or proceeding arising out of this Agreement, the parties hereto hereby expressly submit to the jurisdiction of all federal and state courts located in the State of Arizona and Debtor consents that it may be served with any process or paper by registered mail or by personal service within or without the State of Arizona in accordance with applicable law. Furthermore, Debtor waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. It is the intent of the parties hereto that all provisions of this Agreement shall be governed by and construed under the laws of the State of Arizona, without giving effect to its principles of conflicts of law. To the extent that a court of competent jurisdiction finds Arizona law inapplicable with respect to any provisions hereof, then, as to those provisions only, the laws of the state where the Equipment is located shall be deemed to apply. Nothing in this Section shall limit or restrict the right of FFCA to commence any proceeding in the federal or state courts located in the state in which the Equipment is located to the extent FFCA deems such proceeding necessary or advisable to exercise remedies available under this Agreement or the other Loan Documents.

         L. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

         M. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Debtor and FFCA and their respective successors and permitted assigns, including, without limitation, any United States trustee, any debtor in possession or any trustee appointed from a private panel.
     25

         N. Survival. Except for the conditions of Closing set forth in Section 9, which shall be satisfied or waived as of the Closing Date, all representations, warranties, agreements, obligations and indemnities of Debtor and FFCA set forth in this Agreement shall survive the Closing.

         O. Waiver of Jury Trial and Punitive, Consequential, Special and Indirect Damages. DEBTOR AND FFCA HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, DEBTOR AND FFCA HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM THE OTHER AND ANY OF THE OTHER'S AFFILIATES, OFFICERS, DIRECTORS OR EMPLOYEES OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY IT AGAINST THE OTHER OR ANY OF THE OTHER'S AFFILIATES, OFFICERS, DIRECTORS OR EMPLOYEES OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY DEBTOR AND FFCA OF ANY RIGHT THEY MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.

         P. Transfers, Participations and Securitizations. (1) A material inducement to FFCA's willingness to complete the transactions contemplated by the Loan Documents is Debtor's agreement that FFCA may, at any time, complete a Transfer, Participation or Securitization with respect to the Equipment Note, the Equipment Security Agreement and/or any of the other Loan Documents, or any or all servicing rights with respect thereto.

         (2) Debtor agrees to cooperate in good faith with FFCA in connection with any such Transfer, Participation and/or Securitization of the Equipment Note, the Equipment Security Agreement and/or any of the other Loan Documents, or any or all servicing rights with respect thereto, including, without limitation (i) providing such documents, financial and other data, and other information and materials (the "Disclosures") which would typically be required with respect to Debtor by a purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to such Transfer, Participation and/or Securitization, as applicable; provided, however, Debtor shall not be required to make Disclosures of any confidential information or any information which has not previously been made public unless required by applicable federal or state securities laws; and
     (ii) amending the terms of the transactions evidenced by the Loan Documents to the extent necessary so as to satisfy the requirements of purchasers, transferees, assignees, servicers, participants, investors or selected rating agencies involved in any such Transfer, Participation and/or Securitization, so long as such amendments would not have a material adverse effect upon Debtor or the transactions contemplated hereunder.

         (3) Debtor consents to FFCA providing the Disclosures, as well as any other information which FFCA may now have or hereafter acquire with respect to the Premises, the Equipment or the financial condition of Debtor to each purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to each Transfer, Participation and/or Securitization, as applicable. FFCA and Debtor (and their respective Affiliates) shall each pay their own attorneys fees and other out-of-pocket expenses incurred in connection with the performance of their respective obligations under this Section.

         (4) Notwithstanding anything to the contrary contained in this Agreement, the other Loan Documents or any Other
     Agreements:

             (a) a breach or default, after the passage of all applicable notice and cure or grace periods, under any Loan Document or Other Agreement which relates to a loan or sale/leaseback transaction which has not been the subject of a Securitization, Participation or Transfer shall not constitute an Event of Default or a breach or default, as applicable, under any Loan Document or Other Agreement which relates to a loan which has been the subject of a ecuritization, Participation or Transfer;

             (b) a breach or default, after the passage of all applicable notice and cure or grace periods, under any Loan Document or Other Agreement which relates to a loan which is included in any Loan Pool shall not constitute an Event of Default or a breach or default, as applicable, under any Loan Document or Other Agreement which relates to a loan which is included in any other Loan Pool;

             (c)  the Loan Documents corresponding to the Equipment
          Note in any Loan Pool shall not secure the obligations of any of the Debtor Entities contained in any Loan Document or Other Agreement which does not correspond to a loan in such Loan Pool; and (d) the Loan Documents and Other Agreements which do not correspond to a loan in any Loan Pool shall not secure the obligations of any of the Debtor Entities contained in any Loan Document or Other Agreement which does correspond to a loan in such Loan Pool.

          Q. Release of Additional Collateral. Debtor upon: (i) providing FFCA with at least 30 days prior written notice, and
     (ii) payment of the Release Amount on a regularly scheduled payment date under the Equipment

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
     Note, shall be entitled to obtain a release of the Additional Collateral from the Additional Collateral Mortgage.

     IN WITNESS WHEREOF, Debtor and FFCA have entered into this Agreement as of the date first above written.


                                        FFCA:

                                        FFCA FUNDING CORPORATION, a
                                        Delaware corporation


                                        By  /S/ MARK E. WOOD
                                        Printed Name  Mark E. Wood
                                        Its  Vice President



                                        DEBTOR:

                                        UNI-MARTS, a Delaware corporation


                                        By   /S/ N. GREGORY PETRICK
                                        N. Gregory Petrick
                                        Senior Vice President


                              POWER OF ATTORNEY
     FFCA may act as attorney-in-fact or otherwise on behalf of Debtor pursuant to Section 7.J of this Agreement. This power of attorney is coupled with an interest, is durable and is not affected by subsequent disability or incapacity of the principal or lapse of time.
      /S/ HARRY A. MARTIN                 /S/ N. GREGORY PETRICK
     -------------------------          --------------------------
             Witness                              Debtor



                                  WITNESS

     In accordance with the requirements of Arizona Revised Statutes
Section 14-5506 and other applicable law, the undersigned has executed this Agreement for the purpose of witnessing the grant of the powers of attorney by Debtor to FFCA.


                                /S/ GEORGE J. CERMINARA
                               ----------------------------------



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